Exhibit 99.1

Press Release

CEVA Inc. Reports Second Quarter 2005 Financial Results
Company Successfully Identifies and Implements Cost Cutting Initiatives;
Quarter Sees Continued Adoption of Key Multimedia and Serial ATA Technologies;

SAN JOSE, Calif. - July 20, 2005 - CEVA, Inc. (NASDAQ: CEVA; LSE: CVA), the leading licensor of digital signal processor (DSP) cores, multimedia, GPS and storage platforms to the semiconductor industry, today announced financial results for the second quarter ended June 30, 2005.

Total revenue for the second quarter of 2005 was $9.5 million, a slight decrease of 1% as compared to $9.6 million reported for the second quarter of 2004. Second quarter of 2005 licensing revenue was $6.6 million, a decrease of 5% from the second quarter of 2004.

Second quarter of 2005 royalty revenue was $1.6 million, an increase of 30% as compared to $1.3 million for the second quarter of 2004. Revenue from services was $1.3 million for the second quarter of 2005 as compared to $1.4 million for the second quarter of 2004.

Net loss for the second quarter of 2005 was $2.2 million, as compared to net income of $0.5 million for the second quarter of 2004. Net loss per share for the second quarter of 2005 was $0.12, as compared to net income of $0.03 per share for the second quarter of 2004. Results for the second quarter of 2005 included a reorganization and severance charge of $1.7 million associated with the previously announced plans to reduce the Company’s operating expenses, primarily those related to general and administrative functions, and a one-time impairment charge of $0.5 million principally arising from our decision to cease the CEVA Bluetooth technology line. This $0.5 million was comprised of the remaining intangibles attributed to the Bluetooth technology of $0.4 million and a $0.1 million charge related to the impairment of other redundant assets.

Pro forma net loss and pro forma net loss per share for the second quarter of 2005, excluding the effect of the reorganization and severance charges and the impairment of assets charges described above would have been $49,000 and $0.003, respectively.

The Company believes that this pro forma presentation of results and net loss per share is useful to investors in comparing the results for the second quarter of 2005 to the same quarter of 2004, because it excludes items that management does not consider meaningful for purposes of analyzing the Company’s operating results and making budget-planning decisions. Specifically, the Company’s management believes the exclusion of the reorganization and impairment charges is useful to investors because such charges may not be indicative of the Company’s core operating results when comparing the second quarters of 2004 and 2005.

In the second quarter of 2005, five new license agreements were completed, one less than reported for the second quarter last year. Of the five agreements signed in the quarter, three agreements were for multimedia platforms and related software, one agreement was for Serial ATA and one agreement was for a prepaid royalty DSP core. The customer’s target applications for these technologies are Smartphones, consumer multimedia and networking devices.

Gideon Wertheizer, CEO of CEVA stated: “During the last few weeks we have concluded our strategic plans with two main objectives:

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The continued focus on the development of highly integrated DSP based platforms composed of hardware and software for three main markets: Multimedia for mobile phones and consumer products, GPS for mobile phones and automotive and Serial ATA (SATA) for consumer electronics and servers.

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Increased efficiency in the day-to-day operations of the company. In this respect we identified cost savings of approximately $2 million for 2005 relative to the company’s previous 2005 operating expense guidance of $36 million to $37 million.”

Mr. Wertheizer continued: “The licensing activities in this quarter indicate a clear shift in customer preference away from the traditional approach of licensing standalone DSPs, and towards licensing highly integrated application platforms incorporating all the necessary hardware and software for their target applications. Our customers perceive this ‘one-stop-shop’ approach as having higher value in terms of time-to-market, lower complexity and related research and development costs”.

To further enrich CEVA’s multimedia product offering, we recently unveiled CEVA-Audio, a fully programmable, low-power, low-cost digital audio platform targeting high-volume consumer products such as portable MP3 players and cell phones. CEVA-Audio also lowers development costs and reduces time-to-market for customers developing audio applications, both crucial factors for success in these high-volume, rapidly evolving markets.

Finally, as part of our ongoing strategy to re-focus the business, the Company has decided to cease development of our Bluetooth product line. Bluetooth has become a commodity item and differentiation between competing solutions is minimal. In addition, the short-range wireless market is migrating towards more powerful standards such as WiFi and Ultra WideBand where Bluetooth will not be needed. CEVA will continue to support its existing Bluetooth customers throughout their deployment process.”

CEVA Conference Call

On July 20, 2005, CEVA’s management will conduct a conference call at 10:30a.m. EST / 15.30p.m. London time, to discuss the financial results for the quarter. To participate in the conference call, US domestic callers can dial 1-800-322-0079 and international callers can dial +44-800-917-4860.

The conference call will also be available live via the Internet by accessing the CEVA web site at www.ceva-dsp.com.

For those who cannot access the live broadcast, a replay will be available by dialing 1-877-519-4471 (passcode: 6235275) for US domestic callers and +44-800-917-2646 (passcode: 7591655) for international callers from two hours after the end of the call until 11:59 p.m. (ET) on August 3, 2005. The replay will also be available at CEVA's web site www.ceva-dsp.com.

About CEVA, Inc.

Headquartered in San Jose, Calif., CEVA is the leading licensor of digital signal processor (DSP) cores, multimedia, GPS and storage platforms to the semiconductor industry. CEVA licenses a family of programmable DSP cores, associated SoC system platforms and a portfolio of application platforms including video processing, audio processing, speech processing, GPS location, and Serial-ATA (SATA). In 2004, CEVA's silicon IP was shipped in more than 100 million devices. CEVA was created through the merger of the DSP licensing division of DSP Group and Parthus Technologies. For more information visit www.ceva-dsp.com

Forward-Looking Statements

This press release contains forward-looking statements concerning cost savings and 2005 operating expense guidance that involve risks and uncertainties, as well as assumptions that if they ever materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. . The risks, uncertainties and assumptions include our ability to effectively implement measures to reduce our operating costs on a timely basis; intense competition within our industry; the industries in which we license our technology have experienced a challenging period of growth; that the market for the sale of our technology may not develop as expected, especially in the case of newly introduced or planned to be introduced technologies; our ability to timely and successfully develop and introduce new technologies; that we rely on revenue derived from a limited number of licensees; and other risks relating to our business that are described from time to time in the Company's Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and reports filed after the Form 10-K. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

For More Information Contact:

Yaniv Arieli
CEVA, Inc.
CFO
+1.408.514.2941
yaniv.arieli@ceva-dsp.com

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - U.S. GAAP

U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA

	Six Months ended		Quarter ended
	June 30,		June 30,
	2005	2004	2005	2004
	Unaudited	Unaudited	Unaudited	Unaudited
Revenues:
Licensing and royalties	$17,066	$15,949	$8,219	$8,180
Other revenue	2,503	2,841	1,309	1,396

Total revenues	19,569	18,790	9,528	9,576

Cost of revenues	2,409	2,961	1,116	1,451

Gross profit	17,160	15,829	8,412	8,125

Operating expenses:
Research and development, net	10,441	8,231	5,515	4,222
Sales and marketing	3,236	3,391	1,560	1,718
General and administrative	3,082	2,954	1,611	1,495
Amortization of intangible assets	441	446	218	223
Reorganization and severance charge	1,657	-	1,657	-
Impairment of assets	510	-	510	-

Total operating expenses	19,367	15,022	11,071	7,658

Operating income (loss)	(2,207)	807	(2,659)	467
Other income, net	778	351	443	162

Income (loss) before taxes on income	(1,429)	1,158	(2,216)	629
Taxes on income	160	255	-	135

Net income (loss)	(1,589)	903	(2,216)	494

Basic and diluted net income (loss) per share	$(0.08)	$0.05	$(0.12)	$0.03

Weighted-average number of Common Stock used in computation of net income (loss) per share (in thousands):
Basic	18,713	18,353	18,742	18,380
Diluted	18,713	19,083	18,742	18,909

CEVA, INC. AND ITS SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA

	Six Months ended		Quarter ended
	June 30,		June 30,
	2005	2004	2005	2004
	Unaudited	Unaudited	Unaudited	Unaudited
Revenues:
Licensing and royalties	$17,066	$15,949	$8,219	$8,180
Other revenue	2,503	2,841	1,309	1,396

Total revenues	19,569	18,790	9,528	9,576

Cost of revenues	2,409	2,961	1,116	1,451

Gross profit	17,160	15,829	8,412	8,125

Operating expenses:
Research and development, net	10,441	8,231	5,515	4,222
Sales and marketing	3,236	3,391	1,560	1,718
General and administrative	3,082	2,954	1,611	1,495
Amortization of intangible assets	441	446	218	223
Total operating expenses	17,200	15,022	8,904	7,658

Operating income (loss)	(40)	807	(492)	467
Other income, net	778	351	443	162

Income (loss) before taxes on income	738	1,158	(49)	629
Taxes on income	160	255	-	135

Net income (loss)	578	903	(49)	494

Pro forma basic and diluted net income (loss) per share	$0.03	$0.05	$(0.003)	$0.03
Weighted-average number of Common Stock used in computation of pro forma net income (loss) per share (in thousands):
Basic	18,713	18,353	18,742	18,380
Diluted	19,088	19,083	18,742	18,909

The above pro forma condensed consolidated statements of operations have been adjusted to exclude the following items to U.S. GAAP reported net income (loss):

Reported net income (loss) per U.S. GAAP	(1,589)	903	(2,216)	494
Adjustments
Reorganization and severance charge	1,657	-	1,657	-
Impairment of assets	510	-	510	-
Pro forma net income (loss)	578	903	(49)	494

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

U.S. DOLLARS IN THOUSANDS

	June 30,	December 31,
	2005	2004
	Unaudited	Audited
ASSETS
Current assets:
Cash and cash equivalents	$37,929	$28,844
Marketable securities	21,717	30,794
Trade receivables, net	9,284	10,835
Deferred tax assets	147	125
Prepaid expenses	1,295	703
Other current assets	1,564	647
Total current assets	71,936	71,948
Long-term investments:
Severance pay fund	1,725	1,713
Deferred tax assets	56	70
Property and equipment, net	4,066	4,471
Goodwill	38,398	38,398
Other intangible assets, net	1,843	2,563
Total assets	$118,024	$119,163

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Trade payables	$1,702	$1,714
Accrued expenses and other payables	8,755	9,816
Taxes payable	676	707
Deferred revenues	2,056	1,751
Total current liabilities	13,189	13,988
Long-term liabilities:
Accrued severance pay	1,890	1,844
Accrued liabilities	671	782
Total long-term liabilities	2,561	2,626

Stockholders' equity:
Common Stock:	19	19
Additional paid in-capital	138,182	136,868
Accumulated deficit	(35,927)	(34,338)
Total stockholders' equity	102,274	102,549
Total liabilities and stockholders' equity	$118,024	$119,163